Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF SHINECO, INC.

Shineco, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

ONE: That the name of the Corporation is Shineco, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 20, 1997 (the “Certificate of Incorporation”).

TWO: That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted recommending and declaring advisable that the Certificate of Incorporation be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that Paragraph (c) of Article Fourth of the Certificate of Incorporation be amended and restated in its entirety to read as follows:

“Section 4.1(c) Reverse Stock Split. Effective November 1, 2024 (the “Effective Time”), a 1-for-24 reverse stock split of the shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), shall become effective, pursuant to which each 24 shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock, automatically and without any action on the part of the Corporation or the respective holders thereof upon the Effective Time, and shall thereupon represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share.”

THREE: That at an annual meeting of stockholders of the Corporation held on October 21, 2024, the aforesaid amendment was duly adopted by the stockholders of the Corporation.

FOUR: That this Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 23rd day of October, 2024, and the foregoing facts stated herein are true and correct.

SHINECO, INC.

By:	/s/ Jennifer Zhan
Name:	Jennifer Zhan
Title:	Chief Executive Officer